EXHIBIT 99.1
FOR IMMEDIATE RELEASE
F.N.B. Corporation to Expand Franchise by Merger with The Legacy Bank
HERMITAGE, PA — (December 21, 2005) In a move that expands the geographic footprint of F.N.B. Corporation into central Pennsylvania, the Boards of Directors of F.N.B. Corporation (“F.N.B.”) [NYSE: FNB] and The Legacy Bank of Harrisburg, PA (Legacy) [OTC-BB: LBOH] approved a definitive merger agreement. Under terms of the agreement announced today, F.N.B. will acquire the $382 million financial services company in a stock and cash transaction valued at $74.6 million.
The terms of the agreement call for 30 percent of Legacy shares to be exchanged for cash at $18.40 per share. The remaining 70 percent of Legacy shares will be exchanged for F.N.B. common stock on a share-for-share basis. The merger is expected to be accretive to F.N.B. earnings per share after one full year of combined operations.
“With this agreement, F.N.B. achieves one of its primary strategic objectives — expansion of our footprint into the attractive Harrisburg and central Pennsylvania market,” said Stephen J. Gurgovits, President and Chief Executive Officer of F.N.B. “Having already solidified our western Pennsylvania base from north to south, our next logical move was east. Legacy provides us with an important foothold in the region from which to grow further. We think that this transaction provides significant long-term value to the shareholders of both companies.”
“We are exceptionally pleased to partner with F.N.B. Corporation,” added George H. Groves, Chairman and Chief Executive Officer of The Legacy Bank. “Our two banks share a tradition of superior client service. Now our talented Legacy employees will have the advantage of operating in partnership with a large, first-class banking franchise with an improved array of products and services. This partnership is a natural progression of our strategic plan.”
The transaction is expected to be completed during the second quarter of 2006, pending regulatory approvals and the approval of shareholders of Legacy. As part of the agreement, First National Bank of Pennsylvania, F.N.B.’s largest subsidiary, will form a sixth region, the Capital Region. George H. Groves will join the Board of Directors of First National Bank and serve as Chairman of the new region. Thomas Lennox, President and Chief Operating Officer of Legacy, will be President of the Capital Region, and Joseph Paese, President of Legacy Asset Management and President and Chief Executive Officer of Legacy Trust Company, will be the region’s Market Executive for Wealth Management. Legacy will operate as The Legacy Bank, a division of First National Bank of Pennsylvania.
The announcement follows the October 7, 2005 completion of F.N.B.’s acquisition of North East Bancshares, Inc., a $68 million financial services company that operated four banking and lending offices in Erie County, PA. In the first quarter of 2005, F.N.B. completed its acquisition of NSD Bancorp in Pittsburgh.
“Since moving F.N.B. headquarters back to Pennsylvania in 2004, we have considered the Pittsburgh and Harrisburg markets as strategic areas of interest,” continued Gurgovits. “Like Pittsburgh, the central Pennsylvania region has a strong demographic profile and opportunities for growth.”
About The Legacy Bank
The Legacy Bank has approximately $382 million in assets and operates eight offices in Dauphin, Cumberland, Lycoming, Luzerne, and Schuylkill counties throughout central and eastern Pennsylvania. Legacy Asset Management Services, which includes Legacy Trust Company, had approximately $235 million in total assets under management at September 30, 2005. Legacy offers a full suite of banking and asset management products and services for individuals, small- to medium-sized and privately held businesses, as well as professionals and professional practices — all designed to assist individuals, professionals and business owners in wealth creation and preservation. Additional information is available on Legacy’s web site at http://www.thelegacybank.com.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA, has total assets of $5.8 billion. F.N.B. is a leading provider of banking, wealth management, insurance and consumer finance services in western Pennsylvania and eastern Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee as well as commercial and mortgage loan production offices in Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 33 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B.’s website at http://www.fnbcorporation.com.
This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on F.N.B.’s and Legacy’s current expectations, estimates and projections about future events. Forward looking statements may include statements regarding the timing of the closing of the transaction, the timing and success of integration efforts once the transaction is complete, F.N.B.’s expectations or ability to realize growth and efficiencies through the acquisition of Legacy and the impact of the transaction on F.N.B.’s business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Legacy or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. F.N.B. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Where to Find Additional Information about the Merger
F.N.B. Corporation intends to file a proxy statement/prospectus and other relevant materials with the SEC in connection with the merger. The proxy statement/prospectus will be mailed to shareholders of Legacy. Investors and security holders of Legacy are urged to read the proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Legacy, F.N.B. and the merger.
The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by F.N.B. with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F.N.B. Corporation by contacting James Orie, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317.
Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.
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Media Contacts:
F.N.B. — Kathryn Lima 724-981-4318
724-301-6984 (cell)
LEGACY — Kristin Ives 717-441-3400 x114
717-649-9702 (cell)
F.N.B. — Analysts/Institutional Investors Contact:
John Waters 239-514-2643
239-272-6495 (cell)